Exhibit 10.1 Employment Agreement between Annapolis National Bancorp, Inc. and John W. Marhefka, Jr.

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                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------


        This agreement  ("Agreement")  is made this 21st day of February  1997,
between John  W.  Marhefka,   Jr.("Mr.  Marhefka")  and  Annapolis  National
Bank,  its successors, and assigns ("the Bank").

        1. The Bank is a nationally chartered banking company engaged in the business of a full service commercial bank, whose principal office is located in Annapolis, Maryland. The Bank is wholly owned by a bank holding company, Maryland Publick Banks, Inc. ("the Company").

        2. Mr. Marhefka is willing to be employed by the Bank, and the Bank is willing to employ Mr. Marhefka on the terms, covenants, and conditions hereinafter set forth.

        For the reasons set forth above and in consideration of the mutual promises and agreements set forth below, the Bank and Mr. Marhefka agree as follows:

SECTION ONE -- EMPLOYMENT

        The Bank employs Mr. Marhefka as its President & Chief Executive Officer, and Mr. Marhefka accepts such employment subject to the general supervision, advice, and direction of the Board of Directors of the Bank. Mr. Marhefka will perform such duties as are customarily performed by persons
holding such positions in the  banking   industry,   including  but  not
limited to management of and responsibility for investments, loans, marketing, sales, regulatory compliance, and personnel matters, and will render such other services and perform duties as may be assigned to him by the Board of Directors of the Bank. At the discretion of the Board of Directors of the Company, Mr. Marhefka will serve, during the term of his employment, as a member of the Board of Directors of the Bank, but will not participate in any decisions concerning his employment relationship with the Bank.

SECTION TWO -- BEST EFFORTS

        Mr. Marhefka agrees to use his best efforts to perform all duties required of and from him by the Bank, pursuant to the express and implicit terms hereof, to the Bank's reasonable satisfaction. Such duties will be rendered at the Bank's principal office or other places as the interests, needs, business, or opportunity of the Bank require. Mr. Marhefka warrants and represents that he has the training, experience, and knowledge to perform the duties of his position, and that he is not restricted or limited in doing so by any contractual obligations, conflicts of interest, or otherwise.

SECTION THREE -- TERM OF EMPLOYMENT

        This Agreement is effective beginning on the date of its execution by both parties (the "Effective Date") and for five (5) years thereafter, unless sooner terminated by either party pursuant to Sections 6-8.

SECTION FOUR -- COMPENSATION AND BENEFITS

        The Bank will compensate Mr. Marhefka for all his services hereunder at an initial minimum salary of One Hundred Thirty-two-Thousand Five-Hundred Dollars ($132,500.00) per annum, payable


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biweekly so long  as he is employed hereunder. This amount will increase on each anniversary of the Effective Date by an amount determined by multiplying the then current salary by the annual percentage increase of the most recently released Consumer Price Index for Urban Consumers ("CPI-U"). The Bank will provide Mr. Marhefka with an automobile, and pay all expenses pertaining to the business use, repair, and maintenance thereof. The Bank will provide Mr. Marhefka with non-contributory family health insurance, reimbursement of reasonable business expenses, group benefits as provided to its other executive officers, and twenty (20) working days paid vacation annually.

        As soon as practicable following the Effective Date, the Bank will provide Mr. Marhefka non-transferable incentive stock options to purchase up to ten thousand (10,000) shares of the Company's common stock at an exercise price of five dollars ($5.00) per share (the "Initial Options"). The Bank will provide additional non-transferable incentive stock options to Mr. Marhefka annually (the "Annual Options") as soon as practicable following the close of the calendar year. The exercise price per share of all Annual Options granted will be calculated as 133.334% of the book value per share of the Company's common stock as of the end of the calendar year just completed. The number of Annual Options so provided will be calculated as a function of the Company's return on average equity for the calendar year ("ROE"). ROE is calculated by dividing net income of the Company for the calendar year, on a consolidated basis with the Bank, by average stockholders' equity of the Company for the calendar year. Should the Company's ROE for the calendar year then ended be calculated at fifteen percent (15.0%) or higher, the amount of Annual Options to be granted will be calculated as one thousand (1,000) plus ten (10) additional for each one-hundredth of one percent (0.01%) by which the Company's ROE exceeds fifteen percent (15.0%) for a said calendar year.

        For the calendar year ending December 31, 1997, ROE will be calculated by dividing the Net Income of the Company during March 1, 1997 through year-end, on a consolidated basis with the Bank, by the average stockholders' equity of the Company for that period and then annualized for purposes of determining Mr. Marhefka's entitlement to Annual Options. The Initial Options and Annual Options will be exercisable upon receipt by Mr. Marhefka and for ten years thereafter, subject to any applicable incentive stock option plan.

        The Bank will pay an incentive cash bonus to Mr. Marhefka annually (the "Annual Bonus") as soon as practicable following the close of calendar year 1997 and each calendar year thereafter, subject to the following conditions. The amount of each Annual Bonus will be calculated as five percent (5.0%) of that amount by which the Company's ROE exceeds fifteen percent (15.0%)
during each calendar year. For the calendar year ending December 31, 1997, ROE, for purposes of determining any entitlement to Annual Bonus, will be calculated for the period from March 1, 1997 through year-end and annualized as set forth above.

        No Annual Options will be provided and no Annual Bonus will be paid or due for any calendar year if (i) the Company's ROE is less than fifteen percent (15.0%) during that year, or (ii) the amount of the Bank's non-performing assets ((the sum of other real estate owned (at book value) and non-accrual loans)) exceeds seventy-five hundredths of one percent (0.75%) of its total assets at the end of the calendar year just completed, or (iii) the amount of the Bank's allowance for loan losses is less than one hundred and fifty percent (150%) of its non-accrual loans after deducting any portions thereof which are government guaranteed. For the calendar year ending December 31, 1997, the net income figure used for determining ROE will be adjusted by adding back any loan losses or specific reserves for impending loan losses relative to loans which were in the Bank's loan portfolio prior to March 1, 1997.

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        The Annual Options And Annual Bonus ROE  calculations  presume that increases in the Company's  stockholders'  equity will result from net income
and not from an external   recapitalization  of  the  Company.  If  the  Company
increases its stockholders' equity by virtue of selling new shares of capital stock or another method of external recapitalization, the Annual Options and Annual Bonus incentive calculations will be adjusted to account for the dilutive effect of such recapitalization on the Company's ROE. All determinations and valuations under this section will be mutually agreed upon by the parties, or otherwise made by the respective certified public accounting firms of the Bank and Company, in accordance with generally accepted industry guidelines.


SECTION FIVE -- OTHER EMPLOYMENT

        In consideration for Mr. Marhefka having resigned his positions as Chairman of the Board, President, and Chief Executive Officer of State Capital Bancorp, Inc. to accept employment by the Bank, the Bank agrees to promptly reimburse State Capital Bancorp for all documented expenses associated with its formation and operation up to a maximum of Fifty Thousand Dollars ($50,000.00).

        The Bank will be entitled to all benefits, profits, or other issues arising from or incident to all work, services, and advice of Mr. Marhefka. Mr. Marhefka will devote his full business and productive time, ability, and attention to his duties for the Bank. Mr. Marhefka will not, during the term hereof, be interested directly or indirectly, in any manner, as a compensated partner, officer, director, advisor, employee, or in any other similar capacity, in any other business. This provision does not prohibit Mr. Marhefka from:

a. making passive investments;

b. engaging in religious, charitable or other community or nonprofit activities that do not impair his ability to fulfill his duties and responsibilities under this Agreement; and

c. serving with the Bank's approval, on the board of directors of a company, subject to the prohibitions set forth in Sections 9 and 10, and provided that Mr. Marhefka will not render any material services with respect to the operations or affairs of any such company.

SECTION SIX -- TERMINATION

        Either party may terminate the employment relationship at any time with or without cause. For the purposes of this Agreement, "cause" will be defined as:

a. personal dishonesty or misappropriation in connection with the Bank or Bank duties;

b. possession, use, or being under the influence of illegal drugs on Bank property or on Bank business;

c. being under the influence of alcohol on Bank property or on Bank business;

d. conviction of a felony, crime of moral turpitude, or of violating banking regulations;

e. breach of Sections 9 or 10 of this Agreement;

f. sexual or other harassment of employees or other employment discrimination prohibited by law; and

g. failure to perform material duties or responsibilities after written notice thereof and failure to remedy within thirty (30) days.

        Mr. Marhefka may terminate his employment relationship upon providing thirty (30) days


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advance  written  notice  of  resignation  to the Bank.  In the  event  that Mr.
Marhefka resigns or is terminated for cause within the first year of employment, he will be required to promptly pay the Bank an amount equal to that paid by the Bank under Section 5 to reimburse State Capital Bancorp, and Mr. Marhefka hereby authorizes the Bank to deduct up to said amount from any moneys due Mr. Marhefka upon his resignation.

        This Agreement may be terminated by the Bank with no liability to Mr. Marhefka except for rights earned through the date of termination upon: (i) his discharge for cause (as defined herein), or (ii) his death or resignation.

        Unless termination is for cause, or due to Mr. Marhefka's death, disability, or resignation, the Bank agrees to pay him an amount equal to the base salary which was paid to him during the twelve (12) month period immediately preceding termination of this Agreement by the Bank. Said amount will be paid in equal monthly payments over the subsequent twelve (12) month period.

SECTION SEVEN -- CHANGE OF CONTROL

        In the event of a change of control of the Company (as herein defined), Mr. Marhefka will have the option, exercisable within six (6) months from the date of said change of control, to elect either (i) to continue his employment under the terms of this Agreement with the consent of the Bank,
(ii) to execute a new employment agreement as President or Chief Executive Officer of the Bank on terms mutually agreeable, or (iii) to resign his employment with thirty (30) days written notice and receive equal monthly payments over the subsequent twelve (12) month period totaling one and one-half (1.5) times the base salary and cash bonus paid to Mr. Marhefka during the twelve (12) month period immediately preceding said change of control of the Company ("Change of Control Payments"). If the Bank terminates Mr. Marhefka without cause within six (6) months from a change of control of the Company, the Bank will provide him with Change of Control Payments. If Mr. Marhefka's termination of employment within six (6) months of a change of control of the Company is for cause, or due to his death, the Bank will have no obligation to him under the terms of this Agreement.

        In the event that Mr. Marhefka remains employed by the Bank under the terms of this Agreement for more than six (6) months following a change of control of the Company, the provisions of Section 6 will apply to any subsequent termination. This section does not apply in the event that Mr. Marhefka becomes disabled and therefore subject to the terms of Section 8.

        For purposes of this Agreement, a "change of control of the Company" is defined as (i) a transaction or series of transactions in which any one person (other than Lawrence E. Lerner or any member or members of his family), or more than one person acting as a group (excluding for this purpose Lawrence
E. Lerner or any member or members of his family, to the extent they participate in such a group), acquires during any twelve (12) month period more than fifty percent (50%) of the total voting power of the Company's stock, or (ii) a merger, consolidation, or other reorganization where the Company is not the surviving entity and Lawrence E. Lerner or any member or members of his family do not individually or as a group own more than fifty percent (50%) of the total voting power of the surviving entity's stock.


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SECTION EIGHT -- TERMINATION FOR DISABILITY


        Notwithstanding anything in this Agreement to the contrary, the Bank may terminate Mr. Marhefka's employment if he becomes disabled, as determined by a licensed physician in accordance with the definition of that term under the Bank's long term disability insurance policy. The parties will cooperate in obtaining a physician's determination. During the first ninety (90) days of Mr. Marhefka's disability and after he has fully utilized and exhausted all accrued vacation and sick leave, the Bank will continue to compensate Mr. Marhefka at his full base salary level with benefits (excluding unearned Annual Options and Annual Bonus). Thereafter, Mr. Marhefka will be entitled to any disability benefits for which he qualifies under the Bank's disability insurance policy and the Bank will have no further obligation to him.

SECTION NINE -- CONFIDENTIAL INFORMATION

        Without the Bank's written consent, Mr. Marhefka will not disclose or use at any time during or after his employment confidential and proprietary information of which he is informed during employment, whether or not developed by him, including but not limited to research and plans for new business development, new products or acquisitions, customer lists, pricing information, non-public financial statements and data, employee lists, compensation data, personnel file data, and any other information not generally known outside the Bank and which would provide an economic advantage if known by its competitors. Provided, however, that this paragraph will not restrict such disclosures or use as is required in the performance of Mr. Marhefka's duties hereunder.

        Upon termination of his employment, Mr. Marhefka will promptly deliver to the Bank all software, process documentation, manuals, customer lists, employee lists, agent lists, letters, notes, notebooks, reports, and any other materials containing confidential and/or proprietary information and which are in his possession or control.

SECTION TEN -- NON-COMPETITION

        If Mr. Marhefka resigns his employment or is terminated without cause during the five (5) year term of this Agreement, he will not without the Bank's written consent, participate in or be connected with, as an officer, employee, partner, agent, sole proprietor, owner, consultant, licensor, or otherwise, any bank, savings and loan association, credit union, lending institution, or similar competitive entity that has offices or is actively doing business in Anne Arundel County, Maryland. Said restriction will be in effect only during the remaining period of the five (5) year term, not to exceed one (1) year if he resigns, and not to exceed eight (8) months if he is terminated without cause, except that if Mr. Marhefka resigns within the six
(6) month period following a change in control under Section 7, or resigns due to a constructive termination, the non-competition restriction will not apply. For purposes of this Agreement, "constructive termination" is defined as (i) a failure to nominate Mr. Marhefka to the Board of Directors of the Bank, or
(ii) a material change in the functions or duties of his position to materially and substantially diminish its responsibilities in importance or scope from the position described in Section 1. In the event that Mr. Marhefka intends to resign due to a constructive termination, he must give the Bank thirty (30) days prior notice specifying the particular reasons

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therefor and a reasonable opportunity to rectify the situation.

        Mr. Marhefka will be permitted to engage in such employment or activity described above if he furnishes to the Bank evidence, including assurances from him and his new employer, that the fulfillment of his duties in such proposed employment or activity would not cause him to compete with the Bank in Anne Arundel County, and such evidence is found satisfactory by the Bank in its sole judgment and discretion.

SECTION ELEVEN -- INJUNCTIVE RELIEF AND DAMAGES

        Mr. Marhefka recognizes that if he breaches Section 9 or 10 of this Agreement, it will not be possible to calculate resulting damages and the Bank will suffer immediate, substantial, and irreparable harm. Therefore, in such a case, the Bank will be entitled to obtain an injunction in any competent court restraining his further breach of said Sections, and will be entitled to collect from Mr. Marhefka its reasonable attorneys' fees and costs if it is successful in obtaining any injunctive relief. The parties agree to jurisdiction and venue in and service by the Federal District Court of Maryland and the Circuit Court of Anne Arundel County, Maryland.

SECTION TWELVE -- ARBITRATION OF DISPUTES

a. Except as provided in Sections 9-11, any and all disputes arising under this Agreement, or concerning the application or interpretation of its terms, or related to Mr. Marhefka's employment, including all statutory claims, are subject to exclusive and binding arbitration in Annapolis, Maryland under the applicable procedures of the American Arbitration Association. Either party must file its arbitration claim within one year after the dispute arises or cause of action occurs. Failure to do so will cause the party to relinquish its right to challenge the disputed action in any manner or forum;

b. Arbitration Remedies -- the arbitrator's authority as to claims or disputes for which remedies are specified herein is exclusively limited to awarding or not awarding the compensation, benefits, or moneys owed as provided for in this Agreement, plus reasonable attorneys' fees and all costs, including arbitration expenses, to the prevailing party as determined by the arbitrator;

c. All arbitration decisions will be confidential.

SECTION THIRTEEN -- INDEMNIFICATION

        The Bank will provide Mr. Marhefka with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, will indemnify Mr. Marhefka to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not limited to, judgments, court costs and attorneys' fees, and the cost of reasonable settlements.


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SECTION FOURTEEN -- ENFORCEABILITY

        If any portion or provision of this Agreement is declared illegal, invalid, overbroad or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. In addition, if any portion or provision, including but not limited to Section 12, is found to be illegal, invalid, overbroad, or unenforceable by a court, it will be reformed to the least extent possible in order to correct the defect. Sections 9- 11 remain in effect regardless of any claimed breach of this Agreement and survive its termination.

SECTION FIFTEEN -- WAIVER AND AMENDMENTS

        No waiver of any provision hereof will be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by both parties.

SECTION SIXTEEN -- GOVERNING LAW

        This Agreement will be construed under and be governed in all respects by the laws of Maryland, including but not limited to the Arbitration and Award provisions of the Maryland Code, Courts and Judicial Proceedings.

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SECTION SEVENTEEN -- ENTIRE AGREEMENT


        This Agreement may be executed in counterparts and supersedes all prior agreements and understandings between the parties. It constitutes the entire agreement between the parties, and may not be modified or terminated orally; provided that Mr. Marhefka is subject to the Bank's written policies and procedures which are in effect and may be modified at its discretion to the extent they do not materially diminish his rights hereunder.

        In witness whereof, the parties hereto have set their hands and seals on this 21 day of February 1997.


Attest:                                   Annapolis National Bank





/s/ Barbara J. Ward                      By: /s/ Albert Phillips
------------------------------               --------------------------
Corporate Seal                               Albert Phillips
                                             Chairman




                                         Date: Feb. 21, 1997
                                               -------------


Witness:


/s/ Richard M. Lerner                    /s/ John W. Marhefka, Jr.
------------------------------           ------------------------------
                                         John W. Marhefka, Jr.




                                         Date: 2/21/97
                                               -------


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